Exhibit 99.1

Contacts:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com
Penford Corporation Reports Fourth Quarter and Annual Fiscal 2005 Results
CENTENNIAL, Co., October 19, 2005 – Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported financial results for the fourth quarter and fiscal year 2005. Penford’s net income for the quarter ended August 31, 2005 was $4.8 million, or $0.54 per diluted share, compared with a net loss of $0.5 million, or $0.06 per diluted share for the same period last year.
Fourth quarter consolidated sales increased by 10% to $79.4 million compared with the same quarter last year, driven by higher volumes and improving mix in all operating units as well as better pricing in the Industrial Ingredients business and stronger Australian dollar currency exchange rates. Consolidated gross margin as a percent of sales for the fourth quarter expanded to 16.1% from 8.8% in the fourth quarter of fiscal 2004 and trended higher from 13.2% in the third quarter of fiscal 2005. Margin gains reflect increased revenues and lower unit manufacturing costs in every segment. These operating improvements offset approximately $3 million of additional energy, utilities, freight and chemicals costs across all three business units. The high levels for these petroleum-based costs are expected to continue in fiscal 2006. Operating expenses for the fourth quarter of fiscal 2005 increased to 9.9% of sales from 7.9% last year due to increases in employee costs, professional fees, and costs related to the initial implementation of the Sarbanes-Oxley internal control reporting requirements. Interest expense for the fourth quarter rose to $1.5 million from $1.1 million last year on higher short-term interest rates in the United States.
In the fourth quarter of fiscal 2005, the Company initiated a plan to improve its operations relating to the disposal of effluent from its Tamworth, Australia plant. As part of this program the company sold a land parcel, recognizing a non-operating, pre-tax gain of $1.2 million on the transaction. The

Company is currently leasing the property from the purchaser and has reinvested a portion of the proceeds from the property sale in a new site within the region.
In August 2005, the Company received an IRS audit report allowing a refined calculation of the extraterritorial income exclusion (“EIE”) deduction claimed on tax returns for fiscal years 2001 and 2002. In the fourth quarter, the Company recorded a previously unrecognized income tax benefit for fiscal years 2001 through 2004 related to calculation of the EIE deduction. The total amount for the four fiscal years was $2.4 million.
The Company refinanced its $105 million secured term and revolving credit facilities in August 2005. Pursuant to the new facilities, which mature in August 2010, the Company may borrow $50 million in term loans and $55 million in revolving lines of credit. The refinancing extended the maturity date of the debt, reduced certain interest rate margins and provided more favorable covenant ratios. In connection with this refinancing, the Company recorded a $1.0 million pre-tax, non-operating expense related to unamortized transaction fees associated with the prior debt agreement. Shortly after refinancing the credit facility the company entered into interest rate swap agreements that “fixed” the rate on approximately $50 million of term debt.
In August 2004, the union at the Company’s Cedar Rapids manufacturing facility went on strike. In the fourth quarter of fiscal 2004, the Company incurred approximately $4.2 million of additional operating costs directly attributable to the strike, including increased costs for labor, overtime, product distribution and maintenance, as well as for operating inefficiencies. The strike was settled in mid-October 2004.
Net income for the year ended August 31, 2005 was $2.6 million, or $0.29 per diluted share compared to net income of $3.7 million, or $0.42 per diluted share, in the prior year. In addition to the items discussed above, consolidated results for fiscal 2005 include approximately $4.1 million in operating costs directly attributable to the labor strike which was settled during the first quarter, and a $0.7 million pre-tax gain on the third quarter sale of an Australian investment. Fiscal 2004 results included the incremental strike-related costs as discussed above, $1.3 million in pre-tax restructuring costs in the Australian and Industrial Ingredients businesses and a $0.7 million pre-tax, non-operating expense related to the write off of unamortized debt costs.

Segment Results
Fourth quarter fiscal 2005 sales for the Food Ingredients – North America business grew by 18%, to a record $15.6 million. Quarterly volumes rose 16% on improvements in the meat, dairy and cheese, and “low-carbohydrate” product categories. Sales of high-margin formulations for the nutrition, or “low-carb,” market contributed $1.3 million to quarterly sales growth. The high order levels for nutrition applications experienced in the second half of fiscal 2005 are not expected to continue in fiscal 2006. Demand for potato coating applications remains strong and new business continues to expand in categories targeted for future growth. Gross margin as a percent of sales increased to 32.3% from 25.3% over the fourth quarter last year due to stronger sales and more efficient manufacturing results.
Australia/New Zealand sales for the fourth quarter grew to $25.4 million, an increase of 11% over the same period a year ago, on increased volumes and stronger foreign exchange rates. Local currency revenue rose by 3%. The commercial ramp-up of the newly configured manufacturing process in the Tamworth facility is complete. Costs related to this effort continue to decline and further improvement is expected in fiscal 2006. Gross margin as a percent of sales for the fourth quarter was 10.6%, comparable to the same period last year and more than double the margin for the third quarter of FY 2005.
Fiscal 2005 fourth quarter revenues at the Industrial Ingredients – North America business were up 5% over last year. Volume grew 4%, pricing improved and the business realized additional sales of higher margin products. International sales were particularly strong with increased demand from the Asian region. Fourth quarter gross margin as a percent of sales was 13.1% compared to 1.6% for the same period last year, reflecting a recovery in manufacturing costs and productivity since the union strike ended last October. The gross margin percent was comparable to the prior quarter as higher average selling prices were offset by an 18% increase in the unit cost of energy, chemical and other manufacturing inputs.

President and CEO Thomas Malkoski said, “The fourth quarter results represent a strong finish to a very demanding year. The business successfully dealt with the impact from a strike at our largest manufacturing facility, competitive pressure caused by currency movements and soaring energy and chemical costs. Despite these challenges, throughout the year each business unit managed to grow volumes, reduce manufacturing expenses and re-establish a trend toward improving profitability. We will provide more detail on specific business unit initiatives to address the continuing impact of high input costs along with full year comparisons, opportunities for business expansion and market outlook during our conference call later today.”
Penford will host a conference call to discuss fourth quarter and annual financial and operational results today, October 19, 2005 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in filings with the Securities and Exchange Commission, which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; changing interest rates, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.
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CHARTS TO FOLLOW
Penford Corporation
Financial Highlights

	Three months ended		Year ended
	August 31,		August 31,
(In thousands except per share data)	2005	2004	2005	2004
Consolidated Results

Sales	$79,378	$72,250	$296,763	$279,386

Net income (loss)	$4,806	$(498)	$2,574	$3,702

Earnings (loss) per share, diluted	$0.54	$(0.06)	$0.29	$0.42

Results by Segment

Industrial Ingredients:

Sales	$38,388	$36,606	$147,782	$143,612
Gross margin	13.1%	1.6%	7.9%	10.9%
Operating income (loss)	1,797	(2,233)	(147)	3,846

Food Ingredients – North America:

Sales	$15,626	$13,235	$53,661	$47,518
Gross margin	32.3%	25.3%	27.4%	25.4%
Operating income	3,085	1,332	7,404	5,046

Australia/New Zealand:

Sales	$25,394	$22,822	$96,231	$89,128
Gross margin	10.6%	10.6%	7.1%	11.6%
Operating income	1,188	1,049	1,331	4,549

	August 31,	August 31,
	2005	2004
Current assets	$89,102	$83,580
Property, plant and equipment, net	125,267	130,392
Other assets	49,756	51,824

Total assets	264,125	265,796

Current liabilities	53,366	43,295
Long-term debt	62,107	75,551
Other liabilities	48,626	51,231
Shareholders’ equity	100,026	95,719

Total liabilities and equity	$264,125	$265,796

Penford Corporation
Consolidated Statements of Income

	Three months ended		Year ended
	August 31,		August 31,
(In thousands except per share data)	2005	2004	2005	2004
	(unaudited)
Sales	$79,378	$72,250	$296,763	$279,386

Cost of sales	66,586	65,905	263,542	241,298

Gross margin	12,792	6,345	33,221	38,088

Operating expenses	7,837	5,733	26,413	23,063
Research and development expenses	1,506	1,564	5,796	6,115
Restructuring costs, net	—	209	—	1,334

Income (loss) from operations	3,449	(1,161)	1,012	7,576

Non-operating income, net	548	977	2,209	1,987
Interest expense	(1,497)	(1,140)	(5,574)	(4,492)

Income (loss) before income taxes	2,500	(1,324)	(2,353)	5,071

Income tax expense (benefit)	(2,306)	(826)	(4,927)	1,369

Net income (loss)	$4,806	$(498)	$2,574	$3,702

Weighted average common shares and equivalents outstanding, diluted	8,940	8,793	8,946	8,868

Earnings (loss) per share, diluted	$0.54	$(0.06)	$0.29	$0.42

Dividends declared per common share	$0.06	$0.06	$0.24	$0.24
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